COLONIAL PROPERTIES TRUST

                                 COLONIAL PLAZA
                        2101 6TH AVENUE NORTH, SUITE 750
                            BIRMINGHAM, ALABAMA 35203

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To be held on April 24, 2001

         You are cordially invited to attend the 2001 Annual Meeting of Shareholders of Colonial Properties Trust (the "Company") to be held on Tuesday, April 24, 2001, at 10:30 a.m., central daylight savings time, in the auditorium on the lobby floor of Energen Plaza, 305 21st Street North, Birmingham, Alabama 35203, to consider the following proposals:

         1.     To elect three trustees to serve for an ensuing three-year term;

         2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2001; and

         3. To transact such other business as may properly come before such meeting or any adjournments thereof.

         Only shareholders of record at the close of business on March 12, 2001 will be entitled to vote at the meeting or any adjournments thereof.

         IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF TRUSTEES, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.



                                           BY ORDER OF THE BOARD OF TRUSTEES

                                        /s/Howard B. Nelson, Jr.
                                        ------------------------
                                           Howard B. Nelson, Jr.
                                           Chief Financial Officer and
                                           Secretary

                            COLONIAL PROPERTIES TRUST

                                 COLONIAL PLAZA
                        2101 6TH AVENUE NORTH, SUITE 750
                            BIRMINGHAM, ALABAMA 35203

                              --------------------

                                 PROXY STATEMENT

                                       FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                          To be held on April 24, 2001

         This Proxy Statement is furnished to shareholders of Colonial Properties Trust (the "Company") in connection with the solicitation of proxies for use at the Company's Annual Meeting of Shareholders (the "Meeting") to be held on Tuesday, April 24, 2001, at 10:30 a.m., central daylight savings time, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of the board of trustees of the Company.

         Holders of record of common shares of beneficial interest of the Company as of the close of business on the record date, March 12, 2001, are entitled to receive notice of, and to vote at, the Meeting. The common shares constitute the only class of securities entitled to vote at the Meeting, and each Common Share entitles the holder thereof to one vote. At the close of business on March 12, 2001, there were 20,843,905 common shares issued and outstanding.

         Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for Trustee and FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors. We know of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the Proxy to vote in accordance with their judgment on such matters.

         To be voted, proxies must be delivered to the Secretary of the Company prior to the time of voting. Proxies may be revoked at any time before they are exercised by delivering a notice of revocation or a later dated proxy to the Secretary of the Company or by voting in person at the Meeting.

         The Company's 2000 Annual Report to Shareholders is enclosed with this Proxy Statement. This Proxy Statement, the proxy card and the 2000 Annual Report to Shareholders were mailed to shareholders on or about March 21, 2001. The executive offices of the Company are located at Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

                              ELECTION OF TRUSTEES

                                  (Proposal 1)

Board of Trustees

         The board of trustees of the Company is comprised of nine members divided into three classes, with one-third of the trustees elected by the shareholders annually. The trustees whose terms will expire at the Meeting are
M. Miller Gorrie, James K. Lowder and Herbert A. Meisler, each of whom has been nominated for re-election at the Meeting to hold office until the 2004 Annual Meeting of Shareholders and until their successors are elected and qualified.

         The nominees for trustee will be elected upon a favorable vote of a plurality of the common shares present and entitled to vote, in person or by proxy, at the Meeting. The board of trustees of the Company recommends a vote FOR these nominees. Should any or all of these nominees become unable to serve for any reason, the board of trustees may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of the substitute nominee or nominees, or may reduce the number of trustees on the board of trustees.

Nominees for Election to Term Expiring 2004

         M. Miller Gorrie, 65, has been a trustee of the Company since 1993. Mr. Gorrie is chairman of the board and chief executive officer of Brasfield & Gorrie, L.L.C., a general contracting firm located in Birmingham, Alabama that is ranked consistently among ENR's "Top 100 Contractors." He serves as chairman of the Baptist Hospital Foundation, and serves on the board of directors of the Metropolitan Development Board of Birmingham, and is a past director of AmSouth Bank, the Southern Research Institute, the Alabama Chamber of Commerce, the Associated General Contractors, the Building Science Advisory Board of Auburn University, the Business Council of Alabama and the United Way of Alabama. Mr. Gorrie is chairman of the Executive Committee and is a member of the Executive Compensation Committee of the board of trustees. He also is a member of the executive compensation committee of the board of directors of the Management Corporation.

          James K. Lowder, 51 has been a trustee of the Company since its formation in July 1993. Mr. Lowder is also chairman of the board of The Colonial Company, chairman of the board of Lowder Construction Company, Inc., chairman of the board of Lowder New Homes, Inc., chairman of the board of Colonial Insurance Agency, Inc., chairman of the board of Lowder Realty Company, Inc., chairman of the board of Colonial Commercial Development, Inc., chairman of the board of Colonial Homes, Inc., chairman of the board of American Colonial Insurance Company, chairman of the board of Colonial Commercial Realty, Inc. and chairman of the board of Colonial Commercial Investments, Inc. He is a member of the Home Builders Association of Alabama, and the Greater Montgomery Home Builders Association, and is a member of the board of directors of Alabama Power Company. Mr. Lowder is a member of the Executive Compensation Committee of the board of trustees. Mr. Lowder is the brother of Thomas H. Lowder, who is an incumbent trustee.

         Herbert A. Meisler, 73, has been a trustee of the Company since 1995. Together with Mr. Ripps, he formed The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties. In December 1994, the Company purchased ten multifamily properties from partners associated with The Rime Companies. While with The Rime Companies, Mr. Meisler oversaw the development and construction of approximately 15,000 multifamily apartment units in the Southeastern United States. He currently serves on the board of directors of the Community Foundation of South Alabama and the Mobile Airport Authority and was Philanthropist of the Year in Mobile, Alabama. He is a past director of the Alabama Eye and Tissue Bank and past president of the Mobile Jewish Welfare Fund. Mr. Meisler is a member of the Executive Compensation Committee (and its Option Plan Subcommittee) and the Audit Committee of the board of trustees.

Incumbent Trustees -- Term Expiring 2002

          Claude B. Nielsen, 50, has been a trustee of the Company since September 1993. Since 1990, Mr. Nielsen has been president of Coca-Cola Bottling Company United, Inc., headquartered in Birmingham, Alabama, serving also as chief operating officer from 1990 to 1991 and as chief executive officer since 1991. Prior to 1990, Mr. Nielsen served as president of Birmingham Coca-Cola Bottling Company. Mr. Nielsen is on the board of directors of AmSouth
Bancorporation and also serves as a board member of the Birmingham Airport Authority. Mr. Nielsen is chairman of the Executive Compensation Committee and a member of the Executive Committee of the board of trustees and is chairman of its Option Plan Subcommittee.

         William M. Johnson, 54, has been a trustee of the Company since July 1997, in connection with the Company's acquisition from Mr. Johnson, by merger, of seven office buildings and retail space totaling 560,600 square feet in Mansell 400 Business Center, the largest Class-A multi-tenant office park in the North Fulton (Atlanta, Georgia) area. In 1978, Mr. Johnson founded Johnson Development Company, a real estate development, construction and management firm where he directed the development of 1.2 million square feet of office, warehouse, retail and hotel space having a value in excess of $117 million. Mr. Johnson is a member of the board of trustees of Asbury Theological Seminary, a member of the Board of Directors of The Mission Society for United Methodists and a member of the Board of Directors of Reach Out Ministries. Mr. Johnson serves as an advisor in strategic planning for not-for-profit agencies. In 1999, Mr. Johnson established a family foundation that partners with thirty-two agencies and ministries. Mr. Johnson is a member of the Executive Compensation Committee and Executive Committee of the board of trustees of the Company.

          Donald T. Senterfitt, 81, has been a trustee of the Company since September 1993. Mr. Senterfitt is chairman of the board of directors of Colonial Bank, Central Florida. He is a former director and vice chairman of SunTrust Banks, Inc., a bank holding company. He is past president of the American Bankers Association and former general counsel to the Florida Bankers Association, having served both organizations in a number of other capacities. Mr. Senterfitt is a member of the Mid-Florida Business Hall of Fame and the President's Council of the University of Florida. He is a member of the board of directors and currently serves as president of CITE, Inc., the Center for Independence, Technology and Education, a non-profit organization which serves the needs of blind, visually handicapped and multi-handicapped children and adults. Mr. Senterfitt is a member of the Audit Committee of the board of trustees of the Company.

Incumbent Trustees - Term Expiring 2003

          Carl F. Bailey, 70, has been a trustee of the Company and a director of Colonial Properties Services, Inc., which conducts the Company's third-party management, leasing and brokerage operations (the "Management Corporation"), since September 1993. Mr. Bailey is a former co-chairman of BellSouth Telecommunications, Inc. and former chairman and chief executive officer of South Central Bell Telephone Company, positions from which he retired in 1991. He worked for South Central Bell in a number of capacities over the past three and a half decades and was elected president and a member of the board of directors in 1982. Mr. Bailey is president of BDI, a distribution company, vice chairman of Polymers, Inc., and a member of the board of directors of SouthTrust Corporation. Mr. Bailey serves on the board of trustees of Birmingham Southern College. Mr. Bailey is a member of the Executive Committee and is chairman of the Audit Committee of the board of trustees.

         Thomas H. Lowder, 51, has been a trustee of the Company since its formation in July 1993. He is the chairman of the board, president and chief executive officer of the Company. Mr. Lowder became President of Colonial Properties, Inc., the Company's predecessor, in 1976, and since that time has been actively engaged in the acquisition, development, management, leasing and sale of multifamily, office and retail properties for the Company. Mr. Lowder is a member of the National Association of Real Estate Investment Trusts (NAREIT), the National Association of Industrial Office Parks, and the International Council of Shopping Centers. He serves on the Board of Directors of, among other organizations, the Children's Hospital of Alabama, the Community Foundation of Greater Birmingham, American Red Cross - Birmingham Area Chapter and the United Way of Central Alabama. Mr. Lowder is a member of the Executive Committee of the board of trustees and a member of the board of directors of the Management Corporation.

         Harold W. Ripps, 62, has been a trustee of the Company since 1995. Together with Herbert A. Meisler, another member of the board of trustees, he formed The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties. In December 1994, the Company purchased ten multifamily properties from partners associated with The Rime Companies. While with The Rime Companies, Mr. Ripps oversaw the development and construction of approximately 15,000 multifamily apartment units in the Southeastern United States. He is a member of the executive committee of the Birmingham Council of Boy Scouts of America, the board of trustees of Birmingham Southern College and the President's Council of the University of Alabama in Birmingham. Mr. Ripps is a member of the Executive Committee of the board of trustees and is a member of the board of directors and the executive compensation committee of the Management Corporation.

Compensation of Trustees

         The Company pays its trustees who are not officers of the Company fees for their services as trustees. Trustees receive annual compensation of $20,000 plus a fee of $1,250 (plus out-of-pocket expenses) for attendance in person or $1,000 by telephone, at each meeting of the board of trustees, and a fee of $1,000 for attendance in person or $500 by telephone for each committee meeting. (William M. Johnson and Herbert A. Meisler have waived their right to trustee fees and have requested that the Company donate a like amount to religious or charitable organizations). Trustees who are not employees of the Company may elect, pursuant to the Non-employee Trustee Share Plan, to receive common shares in lieu of all or a portion of their annual trustee and committee fees. Participating trustees receive common shares having a fair market value equal to 125% of the amount of fees foregone. Trustees also were eligible to participate in the Company's Executive Unit Purchase Program. See "Certain Transactions."

         Pursuant to the Company's Non-employee Trustee Share Option Plan, each newly elected trustee who is not an employee of the Company receives, upon election, an option to purchase 5,000 common shares for a price equal to the fair market value of such shares on the date of grant. Each non-employee trustee also receives an automatic grant of an option, exercisable for 5,000 common shares, following each annual election of trustees that occurs after the trustee has completed at least one year of service.

         Trustees who are officers of the Company are not paid any trustee fees nor are they eligible to participate in the Non-employee Trustee Share Option Plan or the Non-employee Trustee Share Plan.

Committees of the Board of Trustees; Meetings

         In accordance with the Bylaws of the Company, the board of trustees has established an Executive Committee, an Audit Committee, and an Executive Compensation Committee. The membership of these Committees is set forth in the preceding section of this Proxy Statement.

         The board of trustees held four meetings during 2000. During 2000, each member of the board of trustees attended more than 75% of the aggregate of (i) all meetings of the board of trustees and (ii) all meetings of committees of which such trustee was a member.

         The Executive Committee has the authority, subject to the Company's conflict of interest policies, to acquire and dispose of real property and the power to authorize, on behalf of the full board of trustees, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company (and, consistent with the Third Amended and Restated Agreement of Limited Partnership of Colonial Realty Limited Partnership, a limited partnership of which the Company is the general partner (the "Operating Partnership"), as amended, to cause the Operating Partnership to take such actions). The Executive Committee met four times in 2000.

         The Executive Committee also serves as the Nominating Committee for the board of trustees. The Nominating Committee was established to recommend to the board of trustees nominees for election to the board of trustees at each annual meeting of shareholders or for election to fill vacancies arising between annual meetings as a result of retirement, death, inability to serve, resignation, increase in the number of members of the board of trustees, or other reason. The Nominating Committee was established on January 27, 2001 and therefore held no meetings in 2000. The Nominating Committee is willing to consider appropriate nominees whose names are submitted in writing by shareholders.

         The Executive Compensation Committee was established to determine compensation for the Company's executive officers and to administer the Company's stock option and annual incentive plans. The committee's Option Plan Subcommittee makes grants of options and restricted shares to trustees and executive officers. The Executive Compensation Committee met three times during 2000.

         The Audit Committee consists of independent trustees. Information regarding the functions performed by the Committee is set forth in the "Audit Committee Report," below. The Audit Committee met four times during 2000.

                             AUDIT COMMITTEE REPORT

         In accordance with its written charter adopted by the board of trustees, the Audit Committee of the board of trustees assists the board of trustees in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The complete text of the charter, which reflects standards set forth in new SEC regulations and New York Stock Exchange rules, is reproduced in the appendix to this proxy statement.

         In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The
Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget, and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks. The Committee held four meetings during the fiscal year 2000.

         The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examination.

         The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2000, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

         Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the board of trustees that the Company's audited financial statements be included in its Annual Report on Form 10 - K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the board of trustees concurred in such recommendation.

Date:    January 27, 2001                 Members of the Audit Committee:
                                             Carl F. Bailey, Chairman
                                             Herbert A. Meisler
                                             Donald T. Senterfitt




               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                  (Proposal 2)

         The board of trustees, upon the recommendation of the Audit Committee, has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2001. PricewaterhouseCoopers LLP has served as independent auditors of the Company since the Company's commencement of operations. Representatives of PricewaterhouseCoopers LLP will be present at the Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

         During the year ended December 31, 2000, the Company paid fees to PricewaterhouseCoopers in the following amounts:

Audit Fees                                           $190,815
Financial Information Systems
   Design and Implementation Fees                        -


Other Fees:
   Tax Compliance                                     118,019
   Tax Consulting                                     284,681
   Subsidiary and Benefits Plan Audits                 76,975
   Registration Statements                             46,478
   Other Miscellaneous                                167,973
                                                      -------

   Total Other Fees                                  $694,126
                                                      =======




         The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of the common shares present or represented by proxy and entitled to vote at the Meeting. The board of trustees recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2001.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the annual and long-term compensation for the chief executive officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers"):

                           Summary Compensation Table

                                        Annual Compensation                            Long-Term Compensation
                                 ----------------------------------------  ------------------------------------------------
                                                                             Restricted     Securities            All
                                                             Other Annual       Share       Underlying          Other
Name and Principal Position      Year Salary ($)Bonus ($)(1) Compensation  Awards ($) (1)   Options (#)     Compensation(2)
---------------------------      ---- ---------------------- ------------  --------------   -----------     ---------------
Thomas H. Lowder                 2000  $315,000 $    --          --          $119,000          37,500           $5,062
 Chairman of the Board           1999   315,000      --          --            47,600          50,000            4,800
 President and Chief Executive   1998   310,000      --          --            94,640            --              2,721

       Officer

C. Reynolds Thompson, III.       2000   248,000    40,000        --               --           20,000            5,100
  Chief Operating Officer        1999   199,213      --          --            41,300          16,667            4,800
                                 1998   149,500    22,500        --            38,500            --              2,906


Howard B. Nelson, Jr.            2000   215,000    15,190        --            22,134          12,500            5,100
  Chief Financial Officer and    1999   215,000      --          --            37,800          16,667            4,800
       Secretary                 1998   208,000      --          --            53,200            --              2,721


Robert A. Jackson                2000   175,000    98,100        --              --            10,000            3,062
  Executive Vice President-      1999   155,000    25,000        --              --            13,333            3,479
       Office Division           1998   130,000    64,000        --            20,148            --                --


Paul F. Earle                    2000   163,000      --          --            70,924          10,000            3,661
    Executive Vice President-    1999   155,000    12,200        --            69,217          13,333            3,704
       Multifamily  Division     1998   145,000    10,000        --            21,000             --             2,847

(1) The Company's incentive compensation plan permits officers to elect to receive all or part of their annual bonus in the form of restricted shares instead of cash. Officers who elect to receive up to 50% of their bonus in restricted shares receive shares having a market value on the issue date equal to 125% of the deferred amount. Officers who elect to receive more than 50% of their annual bonus in restricted shares receive shares having a market value on the issue date equal to 140% of the deferred amount. For 2000, Messrs. Lowder, Thompson, Nelson, Jackson and Earle elected to receive 100%, 0%, 51%, 0% and 100%, respectively, of their bonuses in restricted shares. The restricted shares issued to Messrs. Lowder, Nelson and Earle vest over 3 years, with 50% vesting on the first anniversary of the issue date and the remaining 25% vesting in equal installments on the second and third anniversaries of the issue date. The restricted shares issued under the incentive compensation plan were issued in March 2001. The number and value of restricted shares held by the Named Executive Officers as of December 31, 2000 were as follows: Mr. Lowder - 7,632 shares ($198,909); Mr. Thompson - 2,925 shares ($76,263); Mr. Nelson - 4,707 shares ($122,676); Mr. Jackson - 795 shares ($20,720) and Mr.
         Earle- 3,831 shares ($99,845). Dividends are paid on restricted shares at the same rate paid to all other holders of common shares.

(2) All Other Compensation consists solely of employer contributions to the Company's 401(k) plan.


         The following table sets forth certain information concerning exercised and unexercised options held by the Named Executive Officers at December 31, 2000:

                 Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                                   Number of                 Value of Unexercised
                            Shares                            Securities Underlying               In-the-Money
                           Acquired           Value            Unexercised Options                  Options
Name                    on Exercise(#)     Realized($)        at December 31, 2000          at December 31, 2000(1)
----                    --------------     -----------        -----------------------------------------------------

                                                            Exercisable Unexercisable     Exercisable Unexercisable
                                                            ----------- ------------      ----------- -------------
Thomas H. Lowder......        --              --             73,835        77,500         $ 127,812       $ 77,344

C. Reynolds Thompson, III     --              --              9,166        30,001               --          41,250


Howard B. Nelson, Jr..        --              --             35,076        22,501            45,793         25,781

Robert A. Jackson.....        --              --             15,333        18,000               --          20,625

Paul F. Earle.........        --              --             11,333        18,000             3,594         20,625
------------------------

(1) Based on the closing price of $26.0625 per Common Share on December 31, 2000, as reported by the New York Stock Exchange.

         The following table sets forth certain information relating to options to purchase common shares granted to the Named Executive Officers during 2000:

                        Option Grants in Last Fiscal Year

                                Individual Grants
                        ------------------------------------------------------------
                                            Percent
                           Number of       of Total
                          Securities        Options
                          Underlying      Granted to      Exercise
                            Options      Employees in       Price          Expiration        Option
Name                     Granted (#) 1    Fiscal Year      ($/Sh)             Date           Value 2
----------------------------------------------------------------------------------------------------

Thomas H. Lowder......       37,500          21.0%         $ 24.00            1/24/10      $ 42,375

C. Reynolds Thompson, III    20,000          11.2%           24.00            1/24/10        22,600

Howard B. Nelson, Jr..       12,500           7.0%           24.00            1/24/10        14,125

Robert A. Jackson.....       10,000           5.6%           24.00            1/24/10        11,300

Paul F. Earle.........       10,000           5.6%           24.00            1/24/10        11,300

--------

1 All options granted in 2000 become exercisable in five equal annual installments beginning on the first anniversary of the date of grant and have a term of ten years.

2 The Black-Scholes option pricing model was chosen to estimate the value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy of valuing options. All option valuation models, including the Black-Scholes model, require a prediction about the future movement of the share price. The following assumptions were made for the purposes of calculating the option value: an option term of 10 years, volatility of 14.56%, dividend yield at 8.19%, and interest rate of 5.74%. The real value of the options to purchase common shares in this table depends upon the actual performance of the Company's common shares, the option holder's continued employment throughout the option period, and the date on which the options are exercised.

Defined Benefit Plan

         The Company maintains a retirement plan for all of the employees of the Company and its subsidiaries. The plan also has been adopted by the Management Corporation. An employee becomes eligible to participate in the plan on January 1 or July 1 following the first anniversary of the person's employment by the Company or one of its consolidated or unconsolidated subsidiaries or age 21 if later. Benefits are based upon the number of years of service (maximum 25 years) and the average of the participant's earnings during the five highest years of compensation during the final 10 years of employment. Each participant accrues a benefit at a specified percentage of compensation up to the Social Security covered compensation level, and at a higher percentage of compensation above the Social Security covered compensation level. A participant receives credit for a year of service for every year in which 1,000 hours are completed in the employment of the Company or its predecessor or any of the Company's subsidiaries.

         The following table reflects estimated annual benefits payable upon retirement under the retirement plan as a single life annuity commencing at age
65. These benefits ignore the lower benefit rate applicable to earnings below the Social Security covered compensation level.

                               Pension Plan Table

                                Years of Service
                   --------------------------------------------------
Remuneration          5         10         15         20        25
------------

$125,000           $ 9,500    $19,000    $28,500    $38,000   $47,500
$150,000           $11,400    $22,800    $34,200    $45,600   $57,000
$170,000 or over   $12,920    $25,840    $38,760    $51,680   $64,600

         The benefits shown are limited by the current statutory limitations which restrict the amount of benefits which can be paid from a qualified retirement plan. The statutory limit on compensation which may be recognized in calculating benefits is $170,000 in 2000. This limit is scheduled to increase periodically with the cost of living.

         Covered compensation under the plan includes the employees' base salary and other earnings received from the Company. Thomas H. Lowder has 26 years of covered service under the plan, Howard B. Nelson, Jr. has 16 years of service,
C. Reynolds Thompson, III has 4 years of service, Robert A. Jackson has 3 years of service, and Paul F. Earle has 9 years of service.

Employment Agreement

         Thomas H. Lowder, the president and chief executive officer of the Company, entered into an employment agreement with the Company in September 1993. This agreement provides for an initial term of three years, with automatic renewals for successive one-year terms if neither party delivers notice of non-renewal at least six months prior to the next scheduled expiration date. The agreement provides for annual compensation of at least $275,000 and incentive compensation on substantially the same terms as set forth in the description of the Annual Incentive Plan. See "Report on Executive Compensation - Annual Incentive Plan." The agreement includes provisions restricting Mr. Lowder from competing with the Company during employment and, except in certain circumstances, for two years after termination of employment. In addition, in the event of disability or termination by the Company without cause or by the employee with cause, the agreement provides that the Company must pay Mr. Lowder the greater of (i) his base compensation and benefits for the remainder of the employment term or (ii) six months' base compensation and benefits.

                                PERFORMANCE GRAPH

                  The graph set forth below compares the yearly change in the Company's cumulative total shareholder return on its common shares from December 31, 1995 through December 31, 2000, to the cumulative total return of the Standard and Poor's 500 Stock Index and the National Association of Real Estate Investment Trusts Equity Index for the same period (total shareholder return equals price appreciation plus dividends). The performance graph assumes an investment of $100 in the Company's common shares and each index on December 31, 1995 and assumes reinvestment of dividends. The performance shown in the graph is not necessarily indicative of future price performance.

                      Comparison of Cumulative Total Return
        Colonial Properties Trust, S&P 500 Index and NAREIT Equity Index

                       December 31, 1995-December 31, 2000
                         PERFORMANCE GRAPH APPEARS HERE

               12/95 03/96 06/9609/96 12/9603/97 06/9709/9712/97 03/9806/98 09/9812/98 03/9906/9909/99 12/9903/00 06/0009/00 12/00
               ----- ----- ---------- ---------- --------------- ---------- ---------- --------------- ---------- ---------- -----
Colonial       $100  $ 95  $ 99 $110  $129 $125  $143 $134 $138  $148 $147  $137 $131  $129 $145 $141  $125 $131  $155 $148  $154
Properties
S&P 500        $100  $105  $110 $114  $123 $126  $129 $159 $164  $187 $193  $174 $210  $221 $237 $222  $255 $261  $254 $252  $232
NAREIT Index   $100  $102  $107 $114  $135 $136  $143 $160 $163  $162 $155  $138 $134  $127 $141 $129  $128 $131  $145 $156  $161



          Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the Securities and Exchange Commission, including this Proxy Statement, in whole or in part, the foregoing Audit Committee Report and Performance Graph and the following Report on Executive Compensation shall not be incorporated by reference into any such filings.

                        REPORT ON EXECUTIVE COMPENSATION

         This report outlines how the Executive Compensation Committee (the "Committee") of the board of trustees determined 2000 compensation levels for the Company's executive officers, including the Named Executive Officers. The Committee, which is composed entirely of non-employee trustees, is responsible for all aspects of the Company's officer compensation programs and some aspects of non-officer compensation, and works closely with the entire board of trustees in the execution of its duties. The responsibility for granting awards of options and restricted shares under the Company's Employee Share Option and Restricted Share Plan has been delegated to the Option Plan Subcommittee of the Committee.

Executive Compensation Policy and Philosophy

         The  Company's  executive   compensation  programs  are  based  on  the
following guiding principles:

o Pay-for-Performance - The Company places considerable emphasis on incentive compensation programs that reward executives for achieving specific operating and financial objectives, including total shareholder returns and annual growth in funds from operations ("FFO") per share. These incentive programs focus on both annual and long-term performance.

o Pay Competitiveness - The Company believes it must offer competitive total compensation to attract, motivate and retain executive talent. The Company's philosophy is to provide total compensation, including base salary, annual incentives and long-term incentives, in the upper quartile of the prevailing market practices of the Company's industry peers in years of solid performance. Actual compensation levels, however, will vary in competitiveness from year to year depending on corporate, business unit and individual performance.

                  The Company determines competitive levels of compensation using published compensation surveys, information obtained from compensation consultants and an analysis of compensation data contained in the proxy statements for industry peer companies selected on the basis of asset class and market capitalization. These companies include some of those used in the peer group index that appears in the Company's total shareholder return graph. The published survey data and consultant data reflect real estate investment trust organizations with assets comparable to those of the Company.

o Executive Share Ownership - The Company believes that a significant portion of each executive's compensation and wealth accumulation opportunities should be tied to the Company's share price and dividend performance. The Company maintains a long-term incentive plan consisting of share options and performance-accelerated restricted shares so that a significant portion of executive compensation is provided in the form of share-based compensation. The Company also implemented an Executive Unit Purchase Plan in January 2000 to encourage executive officers, other employees and trustees to purchase and maintain an equity interest in the Company.

Base Salary Program

         The Company's objective is to provide total compensation to its officers at or above the upper quartile of the competitive market set by the Company's industry peers in years when the Company and the officers each achieve superior results. To achieve this objective, the Committee sets base salary ranges for its officers around the median salaries being paid by the Company's industry peers. The Committee will recognize and reward superior performance through its annual incentive plan (as described below) and not through salary increases. Salaries for executives are reviewed annually and take into account a variety of factors, including individual performance and general levels of market salary increases. Once an employee's salary reaches the marketplace median, only an employee with higher levels of sustained performance over time or one assuming greater responsibilities will receive upward adjustments other than with market movements.

Annual Incentive Plan

         The Company's annual incentive plan is designed to reward and motivate key employees based on Company, business unit and individual performance and to give plan participants competitive cash compensation opportunities. As a pay-for-performance element of compensation, incentive awards are paid annually based on the achievement of performance objectives for the most recently completed fiscal year. To be consistent with the Company's pay-for-performance philosophy, the Committee used equal weightings of two key performance indicators, total shareholder return and 2000 growth in FFO per share, as its primary performance targets for the Named Executive Officers in 2000. The Committee also attempted to provide the Company's executive officers with individualized performance incentives pegged to areas within the executives' individual influence and control, such as the performance of their divisions as measured against objective performance indicators.

         The amounts potentially payable to executive officers pursuant to the annual incentive plan were increased from their 1999 levels, with some executive officers being eligible to earn incentive compensation of up to 115% of base salary. The 2000 amounts paid to executive officers pursuant to the annual incentive plan were determined based on the individual executive's contribution to the Company's total shareholder return and 2000 growth in FFO per share, and the performance of the business unit in which the executive was employed. The amounts actually paid were determined based on whether the executive's performance met the "threshold," "target" or "maximum" level for each performance indicator. The "threshold" level is the minimum level of performance which will give rise to an annual incentive. "Target" performance is the upper quartile expected level, and "maximum" refers to superior performance.

         In addition, to further align the interests of the Company's employees with the interests of shareholders and to encourage employees to take a long-term view of the Company's performance, executives may elect to receive all or a portion of their annual incentive awards in restricted shares. The Company has provided an incentive for its executives to take their annual incentives in restricted shares by offering executives restricted shares having a value of up to 40% more than the amount of the cash bonus that they elect to invest in restricted shares. Restricted shares received in lieu of a cash bonus vest over a two- or three-year period, depending upon the percentage of the bonus the executive elects to invest in restricted shares, and are forfeited if either the executive is terminated for cause, or the executive terminates service with the Company voluntarily prior to vesting.

Long-Term Incentive Compensation

         The Company believes that its executives should have an ongoing stake in the success of the business and that key employees should have a considerable portion of their total compensation paid in the form of common shares, since share-related compensation is directly tied to shareholder value. Furthermore, the Company recognizes that for its executive officers and senior management, the economic success of many projects, and the total compensation to the officers and managers running them, should be evaluated over a multi-year time horizon.

         In previous years, the Company granted long-term incentives in the form of both share options and performance-accelerated restricted shares. The Company currently relies more heavily on share options and less on restricted share awards in establishing long-term incentives for its executive officers and senior management. Specifically, the Committee's policy is to make larger annual grants of options to executive officers, provided that the Company achieves or bests certain performance measures designed to maximize shareholder return. At the same time, the Committee has reduced its reliance on restricted share awards as a long-term incentive.

         Consistent with the Committee's determination to award options based largely on the achievement of pre-established performance targets, so that eligible recipients of options would have an incentive to help the Company achieve those targets, the Committee awarded 178,772 share options to the plan participants during 2000 (based largely on 1999 performance) and anticipates that it will grant options in future years as well. The size of option grants generally depends on the individual grantee's position with the Company and Company performance based on pre-established criteria.

         In addition, the Company implemented in January 2000 the Executive Unit Purchase Plan, under which certain executive officers, other employees and trustees were provided the opportunity to purchase units of limited partnership interest in the Operating Partnership, which are redeemable under certain circumstances for cash or an equal number of common shares. The Executive Unit Purchase Plan is designed to closely align the economic interests of the Company's key employees and trustees with the interests of shareholders. The terms of the plan are described more fully below under "Certain Transactions."

2000 Chief Executive Officer Compensation

         The Committee considers several factors in developing an executive compensation package. For the chief executive officer, these include competitive market pay practices, individual performance level, experience, achievement of strategic goals and, most of all, the financial success of the Company. Specific actions taken by the Committee regarding the CEO's compensation in 2000 are summarized below.

          Base Salary. The Committee held Mr. Lowder's annual salary at $315,000. The Committee seeks to assure that Mr. Lowder's base salary, together with his incentive compensation participation levels, provides a competitive overall package.

         Annual Incentive. The Committee made the amount of Mr. Lowder's annual incentive contingent upon the Company's performance, as measured by the Company's two key performance indicators, total shareholder return and 2000 FFO growth per share. Based on the Company's 2000 performance, Mr. Lowder's 2000 annual incentive award was set at $85,000. Mr. Lowder elected to receive 100% of his award in restricted shares. In accordance with the Company's annual incentive plan, he was issued restricted shares with a value equal to 140% of his annual incentive award.

         Long-Term Incentive. To increase his variable pay levels in support of the Company's compensation philosophy, Mr. Lowder is included in the current long-term incentive plan, which provides primarily for grants of share options. Mr. Lowder was granted 37,500 share options in 2000. His 2000 option grant was based on the Company's financial performance in 1999, as measured against the same key performance indicators that were used to determine his annual incentive. Share options are granted at an exercise price equal to the fair market value of the underlying shares on the date of grant. Accordingly, options reward the executive for future corporate performance, since the executive receives income only if the Company's share price increases after the grant date.

$1 Million Pay Deductibility Limit

         Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of its four other most highly compensated executive officers for any fiscal year. Certain "performance-based compensation" is excluded from this $1 million cap. The Company's share option and restricted share plan has been structured in such a way that the Committee expects options granted under the plan to be treated as performance-based compensation which may be excluded from the deductibility limit. At this time, none of the Company's executive officers' compensation subject to the deductibility limits exceeds $1 million. Accordingly, in the Committee's view, the Company is not likely to be affected by the nondeductibility rules in the near future.

Colonial Properties Services, Inc.

         Each of the executive officers of the Company also is employed by the Management Corporation, in which the Company owns 99 percent of the economic interest but does not control the voting stock. A substantial portion of each executive officer's total cash compensation is paid by the Management Corporation for services rendered to that entity. All base salary and annual bonus compensation decisions made by the Committee with respect to the Company's executive officers are made after consultation with the board of directors of the Management Corporation and its executive compensation committee (of which Messrs. Gorrie and Ripps are the sole members). In making its base salary and annual bonus compensation decisions with respect to these executive officers, the Management Corporation's board of directors considers all of the factors described above, along with the extent of services provided to the Management Corporation. The compensation of the Named Executive Officers described in this Proxy Statement includes all amounts paid to the Named Executive Officers during the fiscal year, including amounts paid by the Management Corporation.

                      THE EXECUTIVE COMPENSATION COMMITTEE

                                M. Miller Gorrie
                               William M. Johnson
                                 James K. Lowder
                               Herbert A. Meisler
                                Claude B. Nielsen

                 EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

         None of the five members of the Executive Compensation Committee is an employee of the Company. As described below, M. Miller Gorrie and James K. Lowder, who are members of the committee, own interests in certain entities that, during 2000, were parties to certain transactions involving the Company.

          The Company engaged Lowder Construction Company, Inc., of which Mr. J. Lowder serves as the chairman of the board and which is indirectly owned by Messrs. J. Lowder and T. Lowder, to serve as construction manager for six multifamily development and one retail development project during 2000. The Company paid a total of $46.7 million ($43.2 million of which was then paid to unaffiliated subcontractors) for the construction of these development and expansion projects during 2000. The Company had outstanding construction invoices and retainage payable to Lowder Construction Company, Inc. totaling $1.4 million at December 31, 2000.

         Brasfield & Gorrie General Contractors, Inc. ("B&G"), a corporation of which Mr. Gorrie is a shareholder and chairman of the board, was engaged to serve as construction manager for five office and retail development and redevelopment projects during 2000. The Company paid B&G a total of $31.3 million ($28.2 million of which was then paid to unaffiliated subcontractors) during 2000. The Company had outstanding construction invoices and retainage payable to this company totaling $0.2 million at December 31, 2000.

         The Company purchased a parcel of land from Colonial Commercial Investments, Inc. ("CCI"), a corporation owned by Messrs. J. Lowder and T. Lowder, through the issuance of 12,477 limited partnership units in the Operating Partnership valued at approximately $0.3 million.

         The Management Corporation provided management and leasing services during 2000 to certain entities in which Messrs. J. Lowder, T. Lowder and R. Lowder have an interest. The aggregate amount of fees paid to the Management Corporation by such entities during 2000 was approximately $200,000. The Company owns a 99% economic interest in the Management Corporation but, due to limitations imposed by the IRS's REIT rules, owns only 1% of the voting stock. The remainder of the voting stock is held by members of the Lowder family.

         Colonial Insurance Company, a corporation indirectly owned by the Lowder family, provided insurance brokerage services for the Company during 2000. The aggregate amount paid by the Company to Colonial Insurance Company for these services for the year ended December 31, 2000, was approximately $198,000. The Company performed Risk Management Administrative Services for which Colonial Insurance Company paid the Company $100,000 during 2000.

         The Company leased space to certain entities in which the Lowder family has an interest and received rent from these entities totaling approximately $1.5 million during 2000.

                              CERTAIN TRANSACTIONS

         During fiscal year 2000, the Company engaged in certain transactions in which certain of its trustees and executive officers had a financial interest. Several of these transactions, which involved members of the Executive Compensation Committee, are described above under "Executive Compensation Committee Interlocks and Insider Participation," and were approved by a majority of the Company's independent trustees.

         In addition, in January 2000, the Company and the Operating Partnership implemented the Executive Unit Purchase Program, a voluntary program under which certain individuals, including the Company's executive officers and trustees, were provided the opportunity to purchase units of limited partnership interest in the Operating Partnership, which are redeemable under certain circumstances for cash or an equal number of common shares. In connection with the program, the Operating Partnership arranged for participants to obtain full-recourse personal loans from Bank One, NA for 100% of the value of the limited partnership units purchased by them. The loans have a term of five years and bear interest at a rate of 8.81% per annum, payable quarterly in arrears. Each of the Company and the Operating Partnership agreed to guarantee the loan obligations of the participants. The Company retained a security interest in the units purchased by each participant as collateral in the event that the Company or the Operating Partnership is required to make payments to the lender upon a participant's default.

         The following table reflects, with respect to each trustee and executive officer who elected to participate in the Executive Unit Purchase Program, the number of limited partnership units purchased and the total amount borrowed.

                         Executive Unit Purchase Program

                                                               Amount
                                           # of Units         Borrowed/
            Name                            Purchased        Guaranteed
        -------------------------           ---------       -----------
        Thomas H. Lowder                      17,595        $407,500.20
        James K. Lowder                       17,595         407,500.20
        Carl F. Bailey                        17,595         407,500.20
        M. Miller Gorrie                      17,595         407,500.20
        William M. Johnson                    17,595         407,500.20
        Herbert A. Meisler                    17,595         407,500.20
        Claude B. Nielsen                      5,865         135,833.40
        Harold W. Ripps                       17,595         407,500.20
        Donald T. Senterfitt                   2,159          50,002.44
        Howard B. Nelson, Jr.                 17,595         407,500.20
        C. Reynolds Thompson III              17,595         407,500.20
        Robert A. Jackson                     17,595         407,500.20
        Paul F. Earle                         17,595         407,500.20


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table sets forth information regarding the beneficial ownership of common shares as of March 12, 2001 for (1) each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding common shares, (2) each trustee of the Company and each Named Executive Officer and (3) the trustees and executive officers of the Company as a group. Each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. References in the table to "Units" are to units of limited partnership interest in the Operating Partnership. Units owned by a person named in the table are included in the "Number of Common Shares" column because Units are redeemable, at the option of the holder, for cash equal to the value of an equal number of common shares or, at the election of the Company, for an equal number of common shares. Because of limitations on ownership of common shares imposed by the Company's Declaration of Trust, none of the Lowder brothers nor Mr. Ripps could in fact redeem all of his Units for common shares without divesting a substantial number of common shares in connection with the redemption. The extent to which a person holds Units as opposed to common shares is set forth in the footnotes.

                                                                    Percent of
                                      Number of       Percent of      Common
Name and Business Address               Common         Common         Shares
of Beneficial Owner                     Shares        Shares (1)    and Units(2)
-------------------------------------  ---------      ----------    ------------

Thomas H. Lowder .. ...............    3,358,985  (3)    14.1%         10.5%
Colonial Plaza, Suite 750
2101 Sixth Avenue North
Birmingham, Alabama  35203

James K. Lowder ...................    3,318,111  (4)    14.0%         10.4%
2000 Interstate Parkway
Suite 400
Montgomery, Alabama  36104

Robert E. Lowder ..................    1,848,161  (5)     8.2%          5.8%
One Commerce Street
Montgomery, Alabama  36104

Banc One Corporation...............    1,512,465  (6)     7.3%          4.7%
1111 Polaris Parkway
Columbus, Ohio  43271

Ohio PERS..........................    1,435,000  (6)     6.9%          4.5%
277 East Town Street
Columbus, Ohio  43215

Carl F. Bailey ....................       64,182  (7)       *             *

M. Miller Gorrie ..................      459,744  (8)     2.2%          1.4%

William M. Johnson ................      979,114  (9)     4.5%          3.1%

Herbert A. Meisler ................      578,862 (10)     2.7%          1.8%

Claude B. Nielsen .................       36,198 (11)       *             *

Harold W. Ripps ...................    2,011,803 (12)     8.8%          6.3%

Donald T. Senterfitt ..............       32,492 (13)       *             *

C. Reynolds Thompson, III .........       35,093 (14)       *             *

Howard B. Nelson, Jr. .............       72,667 (15)       *             *

Robert A. Jackson .................       36,149 (16)       *             *

Paul F. Earle .....................       37,272 (16)       *             *

All executive officers and trustees
 as a group (17 persons) ..........    8,558,912 (17)    30.0% (18)    26.8%(19)

----------------------

*      Less than 1%

(1) For purposes of this calculation, the number of common shares deemed outstanding includes 20,843,905 common shares currently outstanding and the number of common shares issuable to the named person(s) upon redemption of Units or upon the exercise of options exercisable within 60 days.

(2) For purposes of this calculation, the number of common shares and Units deemed outstanding includes 20,843,905 common shares currently outstanding, 11,125,726 Units currently outstanding (excluding Units held by the Company), and the number of common shares issuable to the named person(s) upon the exercise of options exercisable within 60 days.

(3) The total includes 75,064 shares owned by Thomas Lowder, 175,296 shares owned by Colonial Commercial Investments, Inc. ("CCI"), a corporation owned equally by Thomas and James Lowder, 61,574 shares owned by Equity Partners Joint Venture ("EPJV"), a general partnership of which Thomas, James and Robert Lowder are the sole general partners, 11,543 shares owned pursuant to the Company's 401(k) plan, 5,800 shares held in trust for the benefit of Thomas Lowder's children and 91,335 shares subject to options exercisable within 60 days. In addition, the total includes 466,521 Units owned by Thomas Lowder, 89,285 Units owned by Thomas Lowder Investments, LLC, 1,369,396 Units owned by CCI, 1,012,976 Units owned by EPJV and 195 Units held in trust for the benefit of Thomas Lowder's children. Shares and Units owned by CCI are reported twice in this table, once as beneficially owned by Thomas Lowder and again as beneficially owned by James
          Lowder. Shares and Units owned by EPJV are reported three times in this table, as beneficially owned by each of the Lowder brothers.

(4) The total includes 67,705 shares owned by James Lowder, 175,296 shares owned by CCI, 61,574 shares owned by EPJV, 19,200 shares owned by James Lowder as custodian for his children, 26,630 shares owned pursuant to the Company's 401(k) plan, and 29,333 shares subject to options exercisable within 60 days. In addition, the total includes 466,521 Units owned by James Lowder, 89,285 Units owned by James Lowder Investments, LLC, 1,369,396 Units owned by CCI, 1,012,976 Units owned by EPJV and 195 Units held in trust for the benefit of James K. Lowder's children.

(5) The total includes 31,215 shares owned by Robert Lowder, 61,574 shares owned by EPJV and 5,000 shares subject to options exercisable within 60 days. In addition, the total includes 737,201 Units owned by Robert Lowder, 1,012,976 Units owned by EPJV and 195 Units held in trust for the benefit of Robert Lowder's children.

(6) Based on a Schedule 13G filed with the SEC, reflecting beneficial ownership as of December 31, 2000. Banc One Corporation has shared dispositive power over the shares reported as beneficially owned by Ohio PERS, and therefore the shares reported in this table as beneficially owned by Ohio PERS also are reported as beneficially owned by Banc One Corporation.

(7) Includes 16,254 shares owned by Mr. Bailey, 1,000 shares owned by Mr. Bailey's spouse, 29,333 shares subject to options exercisable within 60 days and 17,595 Units.

(8) Includes 33,395 shares owed by Mr. Gorrie, 60,423 shares owned by Brasfield & Gorrie, Inc., a corporation controlled by Mr. Gorrie, 52,961 shares owned by Brasfield & Gorrie General Contractor, Inc., a corporation controlled by Mr. Gorrie, 24,809 shares held in an account for Mr. Gorrie's aunt and over which Mr. Gorrie shares voting and investment power, 2,300 shares held in trust for Mr. Gorrie's brother and 19,333 shares subject to options exercisable within 60 days. Also includes 157,140 Units owned by MJE, LLC., and 109,383 Units owned by Mr. Gorrie. Mr. Gorrie also owns 4,300 shares of the Company's Series A Cumulative Redeemable Preferred Shares, representing less than 1% of the series outstanding.

(9) Includes 20,000 shares owned by Mr. Johnson, 100,000 shares held in the William M. Johnson and Phyllis B. Johnson Supporting Foundation, Inc. and 14,333 shares subject to options exercisable within 60 days. Also includes 579,901 Units owned by Mr. Johnson, 74,505 Units owned by William M. Johnson Investments I, LLP, an entity controlled by Mr. Johnson, 177,669 Units held in the William M. Johnson and Phyllis B. Johnson Foundation, Inc. and 12,706 Units owned by Mr. Johnson's spouse.

(10) Includes 15,000 shares owned by Mr. Meisler, 19,333 shares subject to options exercisable within 60 days, 471,872 Units owned by Meisler Enterprises L.P., a limited partnership of which Mr. Meisler and his wife are sole partners, and 72,657 Units directly owned by Mr. Meisler.

(11) Includes 1,000 shares owned by Mr. Nielsen, 29,333 shares subject to options exercisable within 60 days and 5,865 Units.

(12) Includes 16,495 shares owned by Mr. Ripps, 50,000 shares owned by Rime, Inc., a corporation controlled by Mr. Ripps, 19,333 shares subject to options exercisable within 60 days and 1,925,975 Units.

(13) Includes 1,000 shares owned by Mr. Senterfitt, 29,333 shares subject to options exercisable within 60 days and 2,159 Units.

(14) Includes 3,979 shares owned by Mr. Thompson, 13,166 shares subject to options exercisable within 60 days, and 353 shares owned pursuant to the Company's 401(k) plan. Also includes 17,595 Units.

(15) Includes 10,606 shares owned by Mr. Nelson, 37,576 shares subject to options exercisable within 60 days, 886 shares owned by Mr. Nelson as custodian for his son and 6,004 shares owned pursuant to the Company's 401(k) plan. Also includes 17,595 Units. Mr. Nelson also owns 192 shares of the Company's Series A Cumulative Redeemable Preferred Shares, representing less than 1% of the series outstanding.

(16) Includes for Messrs. Jackson and Earle, respectively, 17,333, and 13,333 shares subject to options exercisable within 60 days and 17,595 and 17,595 Units. Mr. Jackson also owns 1,221 shares. Mr. Earle also owns 4,054 shares directly and has 2,290 shares held pursuant to the Company's 401(k) plan.

(17) Includes 904,547 common shares, 7,236,696 Units and 417,669 common shares subject to options exercisable within 60 days. Shares and Units held by CCI and EPJV have been counted only once for this purpose.

(18) For the purpose of this calculation, the number of common shares deemed outstanding includes 20,843,905 common shares outstanding as of March 12, 2001, 7,236,696 Units reported as beneficially owned by the executives and trustees, and 417,669 common shares subject to options exercisable within 60 days.

(19) For purposes of this calculation, the number of common shares and Units deemed outstanding is described in note 2 to this table and includes 417,669 common shares subject to options exercisable within 60 days.


                  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

         Proposals of shareholders to be presented at the 2002 Annual Meeting must be received by the Secretary of the Company prior to November 21, 2001 to be considered for inclusion in the Company's proxy material for the 2002 Annual Meeting of Shareholders. In addition, any shareholder who wishes to propose a nominee to the board of trustees or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company's proxy materials pursuant to SEC Rule 14a-8) must deliver such proposal to the Secretary of the Company no earlier than January 24, 2002 and no later than February 23, 2002, and must comply with the advance notice provisions and other requirements of Article II, Section 12 of the Company's By-laws, which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of the Company upon request.

                VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

         Under the Company's Bylaws and Alabama statutory law governing real estate investment trusts organized under Alabama law, shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Trustees will be elected by a favorable vote of a plurality of the common shares present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions from the election of trustees (by withholding authority to vote for one or more nominees) will not affect the election of the candidates receiving the most votes. With respect to all other proposals to come before the Meeting, abstentions will have the same effect as votes against such proposal.

         The cost of preparing, assembling, and mailing the proxy material will be borne by the Company. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

         Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                    By Order of the Board of Trustees



                                 /s/Howard B. Nelson, Jr.
                                    ----------------------------
                                    Howard B. Nelson, Jr.
                                    Chief Financial Officer and
                                    Secretary

March 21, 2001

                                    APPENDIX

                             AUDIT COMMITTEE CHARTER

Mission Statement: The Audit Committee shall seek to ensure that Colonial Properties Trust maintains effective systems of internal operational controls and to ensure the integrity of financial reporting.

Goals: The purposes of the Audit Committee are to oversee and monitor the internal and external audit functions to ensure that Colonial Properties Trust develops and maintains adequate internal, financial and audit procedures to meet legal and regulatory requirements and to ensure fair and appropriate financial statement preparation. Colonial Properties Trust will maintain an Internal Audit Department to perform the duties required by the Internal Audit Charter.

Membership: The Audit Committee shall be a standing committee of the board of trustees having at least three members, all of whom shall be independent and financially literate. At least one member of the Audit Committee shall have accounting or related financial management expertise. The membership of the Audit Committee shall be determined by resolution of the full board of trustees.

The Audit Committee shall have a chairman, who shall be designated by resolution of the full board of trustees. All members of the Audit Committee shall serve at the pleasure of the board of trustees, and their duties and responsibilities as members of the Audit Committee shall be in addition to their duties as members of the board of trustees.

Responsibilities: The primary function of the Audit Committee is to assist the board of trustees in fulfilling its oversight responsibilities by reviewing the financial information provided to the shareholders and others, the systems of internal controls which management and the board of trustees have established, and the audit process.

In meeting its responsibilities, the Audit Committee shall strive to:

1. Recommend to the board of trustees the independent accountants to be nominated, approve the compensation of the independent accountants, and review and approve the discharge of the independent accountants. Ultimately, the independent accountants are accountable to the board of trustees and the Audit Committee.

2. Review and concur in the appointment, replacement, reassignment, or dismissal of the internal auditor.

3. Inquire of management, the internal auditor and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

4. Consider and review with the independent accountants and the internal auditor:

          a. The adequacy of the Company's internal controls, including computerized information system controls and security.

          b. Any related significant findings and recommendations of the independent accountants and internal auditor together with management's responses thereto.

          c. Confirm and assure the independence of the internal and external audit functions.

5. Review with management and the independent accountants the Company's annual financial statements and related footnotes, the independent accountants' audit and report on the financial statements, and any significant changes required in the audit plan, or other matters related to the conduct of the audit.

6. Review with management and the internal auditor the Internal Audit Charter, the planned scope of audit work and any restrictions regarding the scope of audit work, and the internal audit staffing.

7. Review with management and the independent accountants, the SEC filings, interim financial reports and other published documents containing the Company's financial information and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

8. Review legal and regulatory matters brought forward by management that may have a material impact on the financial statements, related company compliance policies, and programs and reports received from the regulators.

9. Meet with the internal auditor, the independent accountants, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee. Management shall establish no barriers to open communication between the Committee and the auditors.

10.       Report   committee   actions  to  the  board  of  trustees  with  such
          recommendations as the Committee may deem appropriate.

11. The audit committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.